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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

               DART GROUP ANNOUNCES SETTLEMENT WITH HERBERT HAFT
               AND APPOINTMENT OF RICHARD B. STONE AS ACTING CEO

        Landover, MD... October 17, 1997 ... The Executive Committee of the Board of Directors of Dart Group Corporation (NASDAQ: DARTA), consisting of Senator Richard B. Stone, Douglas M. Bregman, Esq. and Bonita A. Wilson, today announced that it has entered into a Settlement Agreement with Herbert Haft. If the settlement is approved by the Delaware Court of Chancery, then upon closing Herbert Haft will retire from all of his positions with Dart and its subsidiary corporations. The positions he will relinquish include his positions as Chairman and Chief Executive Officer of Dart, Co-Chairman of Shoppers Food Warehouse Corp., and Chairman of Trak Auto Corporation and Crown Books Corporation. Herbert Haft also will relinquish his claim to voting control of Dart upon closing of the settlement.

        Dart's Board has appointed Richard B. Stone to serve as Acting Chief Executive Officer pending closing of the settlement with Herbert Haft. Mr. Stone also has been named Chairman of the Executive Committee of Dart's Board of Directors.

        At the closing of the settlement, Herbert Haft will sell to the Company all 122,747 of his shares of Dart Class A Common Stock and options to purchase a total of approximately 129,750 shares of Dart Class A Common Stock, and substantially lesser holdings in Trak Auto and Crown Books. Herbert Haft's employment agreement with Dart will terminate at closing, and all outstanding litigation and disputes between Dart and Herbert Haft will be resolved. Mr. Haft will also assign certain real estate interests to the Company.

        Dart will pay Herbert Haft approximately $28 million if the settlement closes, of which amount $9.25 million may be deferred until June 1, 1998 if the closing occurs before then. Dart also will make a $10 million loan to a partnership owned by Herbert and Ronald Haft, which loan will be personally guaranteed by Ronald Haft and will be secured by such partnership's interests in three shopping centers located in suburban Washington, D.C. and by a one-half indirect interest in an office building in Lanham, Maryland leased by Shoppers Food Warehouse Corp. Herbert Haft will also receive an additional $11.6 million from escrowed funds previously paid by Dart to Ronald Haft as part of its October 1995 settlement with Ronald Haft (and $700,000 interest on those funds).

        Closing of the settlement between Dart and Herbert Haft is subject to final and non-appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the settlement, terminating certain putative derivative actions pending with respect to Dart in the Delaware Court of Chancery, and approving the October 1995 settlement between Dart and Ronald Haft and the supplemental settlement between Dart and Ronald Haft.





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The closing of the settlement is not expected to occur before December 1997 and could be delayed until sometime in 1998. There can be no assurance as to whether or when court approval of the settlement will be obtained, and there can be no assurance that the closing of the settlement will occur.

        Dart also announced that it has entered into supplemental settlement arrangements with Ronald Haft. These arrangements will permit the shares now held in a Voting Trust for the benefit of Ronald S. Haft to be transferred to the Corporation upon the later of the closing and January 1998, which will terminate the Voting Trust. Assuming this occurs, no shares of Dart's Class B voting stock will be outstanding. It is contemplated that the shares of Dart's Class A common stock, which now are non-voting, will have the right to vote in the election of directors and other matters after the closing of Dart's settlement with Herbert Haft.

        Dart's supplemental settlement arrangements with Ronald Haft also will permit the completion of bankruptcy plans of reorganization for the partnerships owning Dart's headquarters building in Landover, Maryland and a warehouse leased by Dart's subsidiary, Trak Auto Corporation, in Bridgeview, Illinois. Under these bankruptcy plans, the Corporation will pay a total of $7.0 million to reduce outstanding institutional mortgage loans on these properties, which will thereafter be wholly-owned by Dart affiliates. The supplemental settlement arrangements with Ronald Haft also will provide for a $2.2 million payment to Dart from escrowed funds previously earmarked for Ronald Haft.

        A portion of the cost of these transactions may be allocated to Trak Auto Corporation and, possibly, Crown Books Corporation, which are subsidiaries of Dart. No such allocations have yet been determined.

        Herbert Haft said, "Senator Stone has had a distinguished career as a U.S. Senator, a diplomat, a lawyer and a businessman. I wish him all the best and for the success of the companies."

        Dart is the majority owner of Trak Auto Corporation (NASDAQ: TRKA) and Crown Books Corporation (NASDAQ: CRWN), and the sole owner of Shoppers Food Warehouse Corp. and Total Beverage Corp.


Contact:                 Marina Ein
                         202-223-2922





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